Exhibit 1

SCHEDULE 1

The name, business address, present principal occupation of each director and executive officer of CSI and CAG are set forth below. All executive officers and directors of CSI and CAG are United States citizens, except as specifically indicated below.

Consensys Software, Inc. (“CSI”)

Name	Business Address	Present Principal Occupation or Employment
Umar Farooq	270 Park Avenue, New York, NY 10017	CSI Director; Global Co-Head of Payments at J.P. Morgan
Joseph Lubin (Canadian citizen)	5049 Edwards Ranch Rd, Ft. Worth TX 76109	CSI Director and CEO
Michael Kriak (CAG nominee)	Gartenstrasse 6, 6300 Zug, Switzerland	CSI Director Chief Executive Officer of Consensys AG
Sarah Friar	1455 3rd Street, San Francisco, California 94158	CSI Director Chief Financial Officer of OpenAI
Ben Forman	500 W Putnam Ave, Greenwich, Connecticut, 06830	Managing Partner of ParaFi Capital
Dan Odell	5049 Edwards Ranch Rd, Ft. Worth TX 76109	CSI Chief Financial Officer
Matt Corva	5049 Edwards Ranch Rd, Ft. Worth TX 76109	CSI General Counsel and Secretary

Consensys AG (CAG”)

Name	Business Address	Present Principal Occupation or Employment
Michael Kriak	Gartenstrasse 6, 6300 Zug, Switzerland	CAG CEO
Federico Suddo (Italian citizen)	Gartenstrasse 6, 6300 Zug, Switzerland	CAG Director, COO and Chief Legal Counsel
Frithjof Weinert (German citizen)	Gartenstrasse 6, 6300 Zug, Switzerland	CAG Director and CFO
Joseph Lubin (Canadian citizen)	5049 Edwards Ranch Rd, Ft. Worth TX 76109	CAG Chairperson of the Board CSI CEO

The sole general partner of Ethereal Ventures Fund II, L.P., a British Virgin Islands limited partnership (“Fund II”), is Ethereal Ventures II Partners L.P., a British Virgin Islands limited partnership (“EV LP”), whose sole general partner is Ethereal Ventures II GP Ltd., a British Virgin Islands limited partnership (“EV GP”). Mr. Lubin and Hui Min Teo, a Singapore citizen (“HMT”) each have a 50% interest in EV GP and comprise the Board of Directors of EV GP.

Name	Registered Address	Principal Business
Fund II	Kingston Chambers, PO Box 173, Road Town, Tortola, VG1110, BVI	Early stage equity, equity-related, and debt investments in private companies and digital asset investments

EV LP	Kingston Chambers, PO Box 173, Road Town, Tortola, VG1110, BVI	Act as general partner to Fund II

EV GP	Kingston Chambers, PO Box 173, Road Town, Tortola, VG1110, BVI	Act as general partner to EV LP

HMT	Kingston Chambers, PO Box 173, Road Town, Tortola, VG1110, BVI	Leads Ethereal Ventures’ overall strategy, investment decision-making, and firm building. Her role spans sourcing and evaluating early-stage opportunities, shaping investment theses around crypto and frontier internet infrastructure, partnering closely with founders, and stewarding the fund’s portfolio and limited partner relationships. She also helps define the firm’s long-term vision, brand, and operating cadence.